Exhibit 99.1

For Further Information Contact:

Investor Relations Sukhi Nagesh Tel: 408-222-8373 sukhi@marvell.com	Media Relations Holly Zheng Tel: 408-222-9202 hollyz@marvell.com

Marvell Technology Group Ltd. Announces Appointment of Interim Chief Financial Officer

Santa Clara, California (December 9, 2013) — Marvell (NASDAQ: MRVL), a global leader in integrated silicon solutions, today announced the appointment of Michael Rashkin as Interim Chief Financial Officer. Mr. Rashkin has been with the Company since 1999 and prior to this appointment served in a variety of roles in the finance organization including in VP of Tax, VP of Strategic Development and President of the Marvell Charitable Fund. Mr. Rashkin also served as Interim Chief Financial Officer of Marvell from July 2007 to January 2008.

“I am pleased to have Mike to serve as our interim CFO,” said Dr. Sehat Sutardja, Marvell’s Chairman and Chief Executive Officer. “Having previously served as our interim CFO, Mike is uniquely qualified to take on this role. Mike has 40 years of high-level finance and business experience within the high technology industry and has been a valuable contributor to the success of the company.”

As previously disclosed Marvell is continuing its search to permanently fill the role of Chief Financial Officer.

About Marvell

Marvell is a global leader in providing complete silicon solutions enabling the digital connected lifestyle. From mobile communications to storage, cloud infrastructure, digital entertainment and in-home content delivery, Marvell’s diverse product portfolio aligns complete platform designs with industry-leading performance, security, reliability and efficiency. At the core of powerful consumer, network and enterprise systems, Marvell empowers partners and their customers to always stand at the forefront of innovation, performance and mass appeal. By providing people around the world with mobility and ease of access to services adding value to their social, private and work lives, Marvell is committed to enhancing the human experience.

As used in this release, the term “Marvell” refers to Marvell Technology Group Ltd. and its subsidiaries. For more information please visit www.marvell.com.

Marvell® and the Marvell logo are registered trademarks of Marvell and/or its affiliates.

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